UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12
MAIDENFORM BRANDS, INC.
(Name of Registrant as Specified in its Charter)

HANESBRANDS INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105

August 26, 2013

Dear Maidenform Employees:

It has been several weeks since HanesBrands and Maidenform announced their definitive acquisition agreement. We are making progress in the acquisition process and there is a lot of work under way to prepare for integration after the expected acquisition closing.

Hanes and Maidenform are two great iconic apparel companies and complementary organizations. You and your Maidenform colleagues have done an outstanding job of creating an organization with exciting brands, compelling products and a focus on serving retailers. You should be proud of all you have achieved and accomplished.

The acquisition transaction requires governmental and Maidenform shareholder approvals, so both companies are working diligently on those matters at this time. In the second week of September we will provide you with a status update, which will hopefully include the definitive projected acquisition closing date.

We are also making significant progress in developing an integration plan, and we are sharing as much information as is appropriate for that purpose. Senior management from Hanes and Maidenform has already met with their counterparts in New York and North Carolina, and next week management from both companies will meet on functional and operational issues.

Both companies have established specific integration teams around functions such as sales and marketing, design and merchandising, finance, supply chain, and human resources information technology. We are using management consulting firm Oliver Wyman Group to interact with both companies and facilitate the appropriate sharing of information.

We know that you have many questions about the acquisition, the integration and what it will mean for you. Our goal is to communicate as much as we can as soon as we can in order to limit the uncertainty that is a natural part of an acquisition. However, while we will move as expeditiously as possible, it will take approximately three months to develop the integration plans. Therefore, assuming the acquisition has closed, we should be in a position to communicate the high-level integration plans with employees in early November.

We appreciate your talents, professionalism and integrity as we determine the best path for growing our combined business.

Sincerely

/s/ Rich Noll	/s/ Gerald Evans

Rich Noll	Gerald Evans
Chairman and CEO	Chief Operating Officer

Additional Information and Where to Find It
In connection with the acquisition, Maidenform has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the "SEC") and will file with the SEC a definitive proxy statement. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAIDENFORM AND THE ACQUISITION. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Maidenform with the SEC may be obtained free of charge by contacting Maidenform’s investor relations department by telephone at (732) 621-2300 or via email at ir@maidenform.com. Maidenform’s filings with the SEC are also available for free on its website at ir.maidenform.com.
Participants in the Solicitation
Maidenform and its officers and directors and HanesBrands and its officers and directors may be deemed to be participants in the solicitation of proxies from Maidenform stockholders with respect to the acquisition. Information about Maidenform’s officers and directors and their ownership of Maidenform common shares is set forth in the proxy statement for Maidenform’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2013. Information about HanesBrands’ officers and directors is set forth in the proxy statement for HanesBrands’ 2013 Annual Meeting of Stockholders, which was filed with the SEC on February 21, 2013. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the acquisition by reading the preliminary proxy statement that Maidenform has filed with the SEC, as well as the definitive proxy statements regarding the acquisition that Maidenform will file with the SEC.